EXHIBIT 99.1

CCUC Receives Approval From FINRA to Change Company Name and Trading Symbol

Effective Friday, October 23, 2009 the New Company Name Will Be "Electric Car Company, Inc." and Will Trade Under the Symbol (OTCBB: ELCR)

SPRINGFIELD, MO--(Marketwire - 10/22/09) - Classic Costume Company, Inc. (OTC.BB:CCUC), a Business Development, Marketing and Manufacturing Conglomerate, today announces effective Friday, October 23, 2009 the Company has received notification from FINRA (Financial Industry Regulatory Authority) that the Company will trade under the name ELECTRIC CAR COMPANY, INC. and will trade under the new symbol, (OTC.BB:ELCR). The new CUSIP number is 28486A101.

For those shareholders that hold physical stock certificates, all certificates will have to be sent back to transfer agent of record for new certificates. Transfer Agent will notify each shareholder.

Management is exploring additional opportunities that will provide 100% "Pure Electric" solutions and conversion options for the Company's line of products to include "Specialty Buses" for the commuter, transit, limousine and sightseeing transportation industries.

www.electriccarstocks.com

About Electric Car Company, Inc.

Electric Car Company, Inc. (ECC) is a Business Development, Marketing and Manufacturing Conglomerate. The Company's business focus is to take advantage of a timely industry market demand to provide 100% electric vehicle and powertrain technologies. The Company plans to build a dominating presence in the aftermarket automotive up-fitter segment, including "Pure Electric" vehicles, Propane, Specialty Buses, limousines, specialty fleet, classic automobiles and custom restorations.

ECC fully expects to have the first zero emissions, "Pure Electric" livery vehicle ready to unveil by first quarter of 2010. The Company's strategy is to offer and expand its line of products, eventually revolutionizing the specialty automotive vehicle market.

ECC's wholly owned subsidiary, Imperial Coach Works, Inc. and its custom manufacturing division Imperial Coach Builders, Inc., is a limousine and specialty vehicle manufacturing entity that operates out of a 60,000-sq/ft facility in Springfield, MO., www.limoland.com.

Forward-Looking Statements

Safe Harbor Statement under the Private securities Litigation Reform Act of 1995: The statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements including, but not limited to, certain delays beyond the Company's control with respect to market acceptance of new technologies, products and services, delays in testing and evaluation of products and services, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

Henry Harrison

IR Pro 2.0

407-682-2001

hharrison@insidewallstreet.com